Filed pursuant to Rule 424(b)(3)
Registration No. 333-251808
VANECK BITCOIN ETF
SUPPLEMENT NO. 10 DATED NOVEMBER 20, 2025
TO THE PROSPECTUS DATED MARCH 1, 2024
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of VanEck Bitcoin ETF (the “Trust”), dated March 1, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to update the Prospectus to disclose that the Trust will allow for an in-kind creation and redemption process as an alternative to the Trust’s current cash creation and redemption process. Except as otherwise set forth below, the information set forth in the Prospectus remains unchanged.
Updates to the Prospectus
The following supersedes and replaces the second paragraph on the cover page of the Prospectus.
The Trust is an exchange-traded fund. The Trust intends to issue Shares on a continuous basis and is registering an indeterminate number of Shares with the Securities and Exchange Commission (the “SEC”) in accordance with Rule 456(d) and 457(u). When the Trust sells or redeems its Shares, it will do so in blocks of 25,000 Shares (a “Creation Basket”) that are based on the amount of bitcoin represented by the Creation Basket being created, the amount of bitcoin being equal to the combined net asset value of the number of Shares included in the Creation Basket (net of accrued but unpaid remuneration due to the Sponsor (the “Sponsor Fee”) and any accrued but unpaid expenses or liabilities not assumed by the Sponsor). The Trust will conduct subscriptions and redemptions in cash or in-kind transactions with financial firms that are authorized to purchase or redeem Shares with the Trust (known as “Authorized Participants” or “APs”). For a subscription in cash, the Authorized Participant’s subscription shall be in the amount of cash needed to purchase the amount of bitcoin represented by the Creation Basket being created, as calculated by State Street Bank and Trust Company (the “Administrator”) based on the Index or the other valuation policies described herein. The AP will deliver the cash to the Trust’s account at State Street Bank and Trust Company (the “Cash Custodian”), which the Sponsor will then use to purchase bitcoin from a third party selected by the Sponsor who (1) is not the Authorized Participant and (2) will not be acting as an agent, nor at the direction, of the Authorized Participant with respect to the delivery of bitcoin to the Trust (such third party, a “Liquidity Provider”). For a redemption in cash, the Sponsor shall arrange for the bitcoin represented by the Creation Basket to be sold to a Liquidity Provider selected by the Sponsor and the cash proceeds to be distributed from the Trust’s account at the Cash Custodian to the Authorized Participant in exchange for their Shares. For an “in-kind” subscription, Authorized Participants will deliver, or arrange for the delivery by the Authorized Participant’s designee of, bitcoin to the Trust’s account with the Bitcoin Custodian in exchange for Shares when they purchase Shares. For an “in-kind” redemption transaction with the Trust, when Authorized Participants redeem Shares, the Trust through the Bitcoin Custodian, will deliver bitcoin to such Authorized Participant, or a designee thereof, in exchange for their Shares.
The following supersedes and replaces the second and third paragraphs under the caption “PROSPECTUS SUMMARY—The Trust’s Investment Objective and Strategies” on page 3 of the Prospectus.
When the Trust sells or redeems its Shares, it will do so in blocks of 25,000 Shares (“Creation Baskets”) that are based on the amount of bitcoin represented by the Creation Basket being created, the amount of bitcoin being equal to the combined net asset value of the number of Shares included in the Creation Basket (net of the accrued but unpaid remuneration due the Sponsor (“Sponsor Fee”) and any accrued but unpaid expenses or liabilities not assumed by the Sponsor). The Trust conducts subscriptions and redemptions in cash or in-kind transactions with financial firms that are authorized to purchase or redeem Shares with the Trust (known as “Authorized Participants” or “APs”), which must be registered broker-dealers.

For a subscription in cash, the Authorized Participant’s subscription for Shares shall be in the amount of cash needed to purchase the amount of bitcoin represented by the Creation Basket being created, as calculated by the Administrator based on the Index or the other valuation policies described herein. The AP will deliver the cash to the Trust’s account at the Cash Custodian, which the Sponsor will then use to purchase bitcoin from a third party selected by the Sponsor who (1) is not the Authorized Participant and (2) will not be acting as an agent, nor at the direction, of the Authorized Participant with respect to the delivery of bitcoin to the Trust in connection with such cash creation (such third party, a “Liquidity Provider”). For a redemption in cash, the Sponsor shall arrange for the bitcoin represented by the Creation Basket to be sold to a Liquidity Provider selected by the Sponsor and the cash proceeds to be distributed from the Trust’s account at the Cash Custodian to the Authorized Participant in exchange for their Shares. For an “in-kind” subscription, Authorized Participants will deliver, or arrange for the delivery by the Authorized Participant’s designee of, bitcoin to the Trust’s custody account with the Bitcoin Custodian in exchange for Shares when they purchase Shares. For an “in-kind” redemption transaction with the Trust, when Authorized Participants redeem Shares, the Trust through the Bitcoin Custodian, will deliver bitcoin to such Authorized Participants, or a designee thereof, in exchange for their Shares.
The following supersedes and replaces the first paragraph under the caption “PROSPECTUS SUMMARY—Plan of Distribution” on page 8 of the Prospectus.
The Trust is an exchange-traded fund. When the Trust sells or redeems its Shares, it will do so in Creation Baskets that are based on the amount of bitcoin represented by the Creation Basket being created, the amount of bitcoin being equal to the combined net asset value of the number of Shares included in the Creation Basket (net of the Sponsor Fee and any accrued but unpaid expenses or liabilities not assumed by the Sponsor). The Trust conducts subscriptions and redemptions in cash and in-kind. Authorized Participants will deliver cash or bitcoin to create Shares and will receive cash or bitcoin when redeeming Shares. For a subscription in cash, the Authorized Participant’s subscription shall be in the amount of cash needed to purchase the amount of bitcoin represented by the Creation Basket being created, as calculated by the Administrator based on the Index or the other valuation policies described herein. The AP will deliver the cash to the Trust’s account at the Cash Custodian, which the Sponsor will then use to purchase bitcoin from a Liquidity Provider. For a redemption in cash, the Sponsor shall arrange for the bitcoin represented by the Creation Basket to be sold to a Liquidity Provider selected by the Sponsor and the cash proceeds to be distributed from the Trust’s account at the Cash Custodian to the Authorized Participant. For an “in-kind” subscription, Authorized Participants will deliver, or arrange for the delivery by the Authorized Participant’s designee of, bitcoin to the Trust’s custody account in exchange for Shares when they purchase Shares. For an “in-kind” redemption transaction with the Trust, when Authorized Participants redeem Shares, the Trust through the Bitcoin Custodian, will deliver bitcoin to such Authorized Participants, or a designee thereof, in exchange for their Shares.
The following supersedes and replaces the first and second paragraphs under the risk factor “RISK FACTORS— Risk Associated with Investing in the Trust—If The Process Of Creation And Redemption Of Creation Baskets Encounters Any Unanticipated Difficulties, The Possibility For Arbitrage Transactions By Authorized Participants Intended To Keep The Price Of The Shares Closely Linked To The Price Of Bitcoin May Not Exist And, As A Result, The Price Of The Shares May Fall Or Otherwise Diverge From NAV” on page 29 of the Prospectus.
The processes of creation and redemption of Shares (which depend on timely transfers of bitcoin to and by the Bitcoin Custodian and through the Clearing Services) could be disrupted or encounter challenges due to, for example, the price volatility of bitcoin, the insolvency, business failure or interruption, default, failure to perform, security breach, or other problems affecting the Bitcoin Custodian, in its capacity as Bitcoin Custodian under the Custody Agreement and the provider of Clearing Services under the Clearing Agreement. Authorized Participants and Liquidity Providers, who would otherwise be willing to purchase or redeem Creation Baskets or bitcoin, as applicable, to take advantage of any arbitrage opportunity arising from discrepancies between the price of the Shares and the price of the underlying bitcoin, may decide not to take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect, and reduce their transactions with or even refrain entirely from transacting with the Trust, which could disrupt the processes of creation and redemption of Shares. If such events rise to the level of an emergency or cause creations and redemptions of Shares to be impracticable, the Sponsor may suspend the process of creation and redemption of Creation Baskets. Any disruptions to the process of creating and redeeming Shares could cause trading spreads, and the resulting premium or discount, on Shares compared to NAV to widen. Alternatively, in the case of a Bitcoin network outage or other problems affecting the Bitcoin network, the processing of transactions on the Bitcoin network may be disrupted, which in turn may prevent Liquidity Providers, or Authorized Participants or their designees, from depositing or withdrawing bitcoin from their accounts at the Bitcoin Custodian, which in turn could affect the creation or redemption of Creation Baskets. If this is the case, the liquidity of the Shares may decline and the price of the Shares may fluctuate independently of the price of bitcoin and may fall or otherwise diverge from NAV. Furthermore, in the event that the market for bitcoin should become relatively illiquid and thereby materially restrict opportunities for arbitraging, the price of the Shares may diverge from the value of bitcoin.
Creation Baskets may be created or redeemed in exchange for bitcoin or cash. At present, only certain Authorized Participants have the ability to support in-kind creation and redemption activity. The use of cash creations and redemptions, as opposed to in-kind creations and redemptions, creates transaction costs of buying and selling bitcoin that are not present in an in-kind model. These costs include the bid-ask spread along with the operational costs from the labor and overhead involved in calculating, executing, monitoring, and accounting for transactions in the bitcoin markets and related cash movements. Furthermore, there are timing costs involved in the risk that the bitcoin price moves between the time when the NAV is established for a creation/redemption and the time when the bitcoin is traded (“slippage”). Transaction costs and slippage would be reduced if the Trust were able to use an in-kind creation and redemption model. The Trust’s Authorized Participant Agreement provides that transaction costs and slippage related to Creation Basket creation and redemption are the responsibility of the Authorized Participant. Whether Authorized Participants who are unable to support in-kind creation and redemption activity and Liquidity Providers as market participants will find it economically viable or commercially attractive to participate in a cash creation and redemption model for a bitcoin exchange-traded product like the Trust, including a cash creation and redemption model where the Trust selects the Liquidity Provider with whom it executes transactions to buy or sell bitcoin and the Authorized Participant is not permitted to designate the Liquidity Provider from whom bitcoin is purchased or sold in connection with the Authorized Participant’s Creation Basket subscription or redemption, is not known; however, there is a risk they will not. If the Trust is unable to attract sufficient Authorized Participants and Liquidity Providers, it will be unable to maintain an efficient arbitrage mechanism for keeping the trading price of the Shares in line with NAV and the value of the underlying bitcoin held by the Trust, which could negatively affect Shareholders and cause them to purchase or sell Shares at a premium or discount to the value of the underlying bitcoin, causing losses; alternatively, it could be unable to operate, as there would be no parties who would be able to create new Shares or redeem existing Shares, leading to the Trust being unsuccessful commercially and the Sponsor deciding to terminate and wind up the Trust’s operations.
The following supersedes and replaces the first through fifth paragraphs under the risk factor “RISK FACTORS— Risk Associated with Investing in the Trust—The Lack Of Ability To Facilitate In-Kind Creations And Redemptions Of Shares Could Have Adverse Consequences For The Trust.” on pages 29 and 30 of the Prospectus.
Authorized Participants must be registered broker-dealers. Registered broker-dealers are subject to various requirements of the federal securities laws and rules, including financial responsibility rules such as the customer protection rule, the net capital rule and recordkeeping requirements. On May 15, 2025, the SEC’s Division of Trading and Markets and FINRA’s Office of General Counsel stated that broker-dealers are permitted to facilitate in-kind creations and redemptions in connection with spot crypto exchange-traded products; however, there has yet to be definitive regulatory guidance on the specific details of how registered broker-dealers can comply with these rules with regard to transacting in or holding spot bitcoin. Until further regulatory clarity emerges regarding whether registered broker-dealers can hold and deal in bitcoin under such rules, there is a risk that registered broker-dealers participating in the in-kind creation or redemption of Shares for bitcoin may be unable to demonstrate compliance with such requirements. While compliance with rules such as the customer protection rule, the net capital rule and recordkeeping requirements would be the broker-dealer’s responsibility, a national securities exchange is required to enforce compliance by its member broker-dealers with applicable federal securities law and rules. Only certain Authorized Participants, at present, have the ability to also, through their affiliates, support in-kind creation and redemption activity.
Even with the SEC staff’s recent statement that in-kind creations and redemptions are not prohibited by SEC regulations, the Trust’s limited ability to facilitate in-kind creations and redemptions could result in the exchange-traded product arbitrage mechanism failing to function as efficiently as it otherwise would, leading to the potential for the Shares to trade at premiums or discounts to the NAV per Share, and such premiums or discounts could be substantial. Furthermore, if cash creations or redemptions are unavailable, either due to the Sponsor’s decision to reject or suspend such orders, the unavailability of Liquidity Providers or otherwise, Authorized Participants will be limited in their ability to redeem or create Shares, in which case the arbitrage mechanism may not function as efficiently. This could result in impaired liquidity for the Shares, wider bid/ask spreads in secondary trading of the Shares and greater costs to investors and other market participants. In addition, the Trust’s limited ability to facilitate in-kind creations and redemptions, and resulting relative reliance on cash creations and redemptions, could cause the Sponsor to halt or suspend the creation or redemption of Shares during times of market volatility or turmoil, among other consequences.
Further, there can be no assurance that broker-dealers would be willing to serve as Authorized Participants with respect to the in-kind creation and redemption of Shares. Any of these factors could adversely affect the performance of the Trust and the value of the Shares.
The following supersedes and replaces the first paragraph under the caption “THE TRUST’S SERVICE PROVIDERS—The Bitcoin Custodian—The Bitcoin Custodian’s Role in the Clearing Agreement” on page 80 of the Prospectus.
The Bitcoin Custodian’s clearing services (“Gemini Clearing”) has been in operation since 2019 as a settlement platform to clear off-exchange trades, allowing the submission, acceptance, funding, and settlement of purchase and sale transactions with respect to bitcoin that the Trust arranges and negotiates with another party that is also a customer of the Bitcoin Custodian (“Counterparty”) without the involvement of the Bitcoin Custodian (such transactions, “Clearing Transactions”). The Trust engages in Clearing Transactions with Liquidity Providers (as defined in “CREATION AND REDEMPTION OF SHARES—Creation Procedures”) to source bitcoin in connection with purchase orders made in cash by Authorized Participants, or to sell bitcoin for cash to fill redemption orders in cash made by Authorized Participants. The Trust engages in Clearing Transactions with Authorized Participants or their designees in connection with in-kind transfers of bitcoin in connection with in-kind subscription and redemption processes. Gemini Clearing does not charge additional fees as the cost of Clearing Transactions is included in the Bitcoin Custodian’s custody fees. As further described below under “CREATION AND REDEMPTION OF SHARES”, the Trust’s Authorized Participant Agreement provides that transaction costs and slippage related to Creation Basket creation and redemption are the responsibility of the Authorized Participant.
The following supersedes and replaces the first to third paragraphs under the section “CREATION AND REDEMPTION OF SHARES” on page 88 of the Prospectus.
The Trust creates and redeems Shares from time to time, but only in one or more Creation Baskets. Creation Baskets are only made in exchange for delivery to the Trust of the amount of bitcoin represented by the Creation Baskets being created, or an amount of cash sufficient purchase such amount of bitcoin, the amount of which is equal to the combined NAV of the number of Shares included in the Creation Baskets being created determined as of 4:00 p.m. Eastern time on the day the order to create Creation Baskets is properly received. Creation Baskets are only redeemed in exchange for delivery to the Trust of the amount of Shares represented by the Creation Basket. The Authorized Participants will deliver cash or bitcoin to create Shares and will receive cash or bitcoin when redeeming Shares. For a redemption in cash, the Sponsor shall arrange for the bitcoin represented by the Creation Basket to be sold to a Liquidity Provider selected by the Sponsor and the cash proceeds to be distributed from the Trust’s account at the Cash Custodian to the Authorized Participant. The Liquidity Providers as of the date of this Prospectus, that have agreed to serve as a Liquidity Provider and have consented to be named in this Prospectus are JSCT, LLC, Nonco LLC and Cumberland DRW LLC. Additional Liquidity Providers may be added at any time, subject to the Sponsor’s sole discretion. For an “in-kind” subscription, Authorized Participants will deliver, or arrange for the delivery by the Authorized Participant’s designee of, bitcoin to the Trust’s account with the Bitcoin Custodian in exchange for Shares when they purchase Shares. For an “in-kind” redemption transaction with the Trust, when Authorized Participants redeem Shares, the Trust through the Bitcoin Custodian, will deliver bitcoin to such Authorized Participants, or a designee thereof, in exchange for their Shares.
Authorized Participants are the only persons that may place orders to create and redeem Creation Baskets. Authorized Participants must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions described below, and (2) DTC Participants. Registered broker-dealers are subject to various requirements of the federal securities laws and rules, including financial responsibility rules such as the customer protection rule, the net capital rule and recordkeeping requirements. On May 15, 2025, the SEC and FINRA withdrew their 2019 joint statement regarding broker-dealer custody of crypto asset securities, which was widely perceived as prohibiting broker-dealers from offering custodial services for crypto assets that are not securities. Additionally, on the same day, the SEC released a set of Frequently Asked Questions (FAQs) clarifying its views on broker-dealers’ crypto asset activities. The FAQs stated that (i) SEC Rule 15c3-3 applies only to crypto asset securities, and (ii) broker-dealers are permitted to facilitate in-kind creations and redemptions in connection with spot crypto exchange-traded products.
To become an Authorized Participant, a person must enter into an Authorized Participant Agreement with the Sponsor. The Authorized Participant Agreement provides the procedures for the creation and redemption of Creation Baskets and for the delivery, or facilitation of the delivery, of the bitcoin required for such creation and redemptions. The Authorized Participant Agreement and the related procedures attached thereto may be amended by the Trust or the Sponsor (as the case may be), without the consent of any Shareholder or Authorized Participant. Authorized Participants pay the Transfer Agent a fee for each order they place to create or redeem one or more Creation Baskets. The transaction fee may be reduced, increased or otherwise changed by the Sponsor. Authorized Participants who make deposits (directly in the case of cash creations and indirectly in the case of bitcoin deposits) with the Trust in exchange for Creation Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Trust or the Sponsor, and no such person will have any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of Shares.
The following supersedes and replaces the disclosure under the caption “CREATION AND REDEMPTION OF SHARES —Creation Procedures” on page 89 of the Prospectus.
On any business day, an Authorized Participant may place an order with the Transfer Agent to create one or more Creation Baskets. Currently, creation orders are accepted in cash or in-kind. For purposes of processing creation and redemption orders, a “business day” means any day other than a day when the Exchange is closed for regular trading (“Business Day”). Purchase orders must be placed by the order cut-off time for a purchase order on a Business Day (the “Creation Order Cut-Off Time”). The Creation Order Cut-Off Time is 3:59:59 p.m. Eastern time on a trade date or as otherwise communicated by the Sponsor. The day on which an order is received by the Transfer Agent is considered the purchase order date.
Prior to the delivery of Creation Baskets for a purchase order, the Authorized Participant must also have wired to the Transfer Agent the nonrefundable transaction fee due for the creation order to offset the transfer and other transaction costs associated with the issuance of the Creation Basket. Authorized Participants may not withdraw a creation request. The manner by which creations are made is dictated by the terms of the Authorized Participant Agreement. By placing a creation order, an Authorized Participant agrees to facilitate the deposit of cash with the Cash Custodian or bitcoin, with the Bitcoin Custodian. If an Authorized Participant fails to consummate the foregoing, the order will be cancelled.
For a cash creation, the total deposit of cash required to create each Creation Basket is an amount of cash that is in the same proportion to the total assets of the Trust, net of accrued expenses and other liabilities, on the date the order to purchase is properly received, as the number of Shares to be created under the purchase order is in proportion to the total number of Shares outstanding on the date the order is received. On the trade date for a purchase order (the “Creation Trade Date”), following receipt of the purchase order from the Authorized Participant, the Trust shall, in its sole discretion, select a Liquidity Provider and execute a trade to purchase bitcoin from that Liquidity Provider in the amount of the Creation Basket Deposit (the calculation of which is explained below), with the purchased bitcoin to be delivered by the Liquidity Provider on the Creation Settlement Date in exchange for a cash price to be delivered by the Trust on Creation Settlement Date. The Liquidity Provider, not the Authorized Participant, shall be responsible for delivering bitcoin to the Trust. The Authorized Participant shall be responsible for delivering cash to the Trust.

For an in-kind creation, following an Authorized Participant’s placement of a purchase order, the Trust’s Bitcoin Custodian account must be credited with the required bitcoin by the end of the business day following the purchase order date, or in the case of cash deposits, the Trust’s Cash Custodian account must be credited with the required cash by the end of the business day following the purchase order date, as applicable. If the Authorized Participant or its designee fails to consummate the foregoing, the order shall be cancelled. Upon receipt of the bitcoin deposit amount in the Trust’s Bitcoin Custodian account, in the case of in-kind creations, or the cash deposit amount in the Trust’s Cash Custodian account, in the case of cash creations, the Trust will notify the Transfer Agent to release the shares to the Authorized Participant, by directing DTC to credit the number of Shares created to the applicable DTC account.
The following supersedes and replaces the disclosure under the caption “CREATION AND REDEMPTION OF SHARES —Determination of Required Deposits” on page 90 of the Prospectus.
In the case of a cash creation only, by the end of day Eastern time (or such other time as the parties may agree) on the trade date for a purchase order, the Administrator will calculate and transmit the Required Cash Creation Total, consisting of (1) the Basket Cash Component, (2) Cash Amount, and (3) any Purchase Slippage, to the Authorized Participant, which the Authorized Participant shall be responsible for delivering in cash on the settlement date for a purchase order (which shall be the Business Day immediately following the trade date unless the Trust, Sponsor, Authorized Participant agree to a different date) (the “Creation Settlement Date”) to the Trust’s account at the Cash Custodian in cleared, immediately available funds by 1:00 p.m. Eastern time. The Trust acknowledges that, if the actual cash purchase price of bitcoin from the Liquidity Provider is below the Basket Cash Component, the Authorized Participant shall be entitled to retain the difference and the Required Cash Creation Total shall be reduced accordingly.
In the case of an in-kind creation only, by the end of day Eastern Standard Time (or such other time as the parties may agree) on Creation Trade Date, the Administrator will calculate and transmit the Creation Basket Deposit, to the Authorized Participant, which the Authorized Participant shall be responsible for delivering in bitcoin on Creation Settlement Date to the Trust’s Custodian Account.
The following supersedes and replaces the disclosure under the caption “CREATION AND REDEMPTION OF SHARES —Delivery of Required Deposits” on page 90 of the Prospectus.
For a cash creation, on the Creation Settlement Date, the Authorized Participant who places a purchase order must follow the procedures outlined in the “Creation Procedures” section of this Prospectus. In the case of a cash creation only, the Trust shall instruct the Cash Custodian to transfer the cash proceeds to the Trust’s Fiat Account. The Liquidity Provider delivers bitcoin to the Trust’s Clearing Account in exchange for the cash purchase price, a delivery facilitated by the Bitcoin Custodian under the Clearing Agreement. Upon settlement by the Bitcoin Custodian, in its capacity as the provider of Clearing Services pursuant to the Clearing Agreement, of the bitcoin purchase from the Liquidity Provider and the deposit of bitcoin in the Trust’s Clearing Account, the Trust shall instruct the Transfer Agent to release the Shares to the Authorized Participant, and the Transfer Agent shall direct DTC to credit the number of Shares ordered to the applicable DTC account, by 1:00 p.m. Eastern time on the Creation Settlement Date and the Creation Order shall be settled. If the bitcoin purchase transaction between the Trust and the Liquidity Provider fails to settle, the Authorized Participant shall have the option to cancel the Creation Order, in which case the Trust will return the Required Cash Creation Total less the Cash Amount to the Authorized Participant and the Shares will not be issued, or the Sponsor may use an alternative execution method for the Trust to purchase bitcoin, in which case the Authorized Participant agrees and acknowledges it is responsible for any Purchase Slippage and Cash Amount relating to such alternative execution method. The expense and risk of delivery and ownership of cash until such cash has been received in immediately available, cleared federal funds by the Cash Custodian on behalf of the Trust will be borne solely by the Authorized Participant.
For an in-kind creation, on the Creation Settlement Date, the Authorized Participant or its designee shall deposit the amount of bitcoin specified in the Creation Basket Deposit in the Trust’s account at the Bitcoin Custodian by 1:00 p.m. Eastern time. Upon settlement by the Bitcoin Custodian, the Trust shall instruct the Transfer Agent to release the Shares to the Authorized Participant, and the Transfer Agent shall direct DTC to credit the number of Shares ordered to the applicable DTC account, by close of business on the Creation Settlement Date and the Creation Order

shall be settled. If the bitcoin deposit transaction between the Trust and the Authorized Participant or its designee fails to settle, the Authorized Participant shall have the option to cancel the Creation Order, in which case the Trust will return the Creation Basket Deposit to the Authorized Participant and the Shares will not be issued, or the Sponsor may use an alternative execution method for the Trust to purchase bitcoin, in which case the Authorized Participant agrees and acknowledges it is responsible for providing any Basket Cash Component, plus any Purchase Slippage and Cash Amount, relating to such alternative execution method. The expense and risk of delivery and ownership of bitcoin until such bitcoin has been credited to the Trust’s custody account by the Bitcoin Custodian on behalf of the Trust will be borne solely by the Authorized Participant.
The following supersedes and replaces the disclosure under the caption “CREATION AND REDEMPTION OF SHARES —Redemption Procedures” on page 91 of the Prospectus.
The procedures by which an Authorized Participant can redeem one or more Creation Baskets mirror the procedures for the creation of Creation Baskets with an additional safeguard on bitcoin or cash being removed from the Trust’s Bitcoin Custodian or Cash Custodian account. Currently, redemption orders are processed in cash or bitcoin. On any business day, an Authorized Participant may place an order with the Transfer Agent to redeem one or more Creation Baskets. Redemption orders must be placed by the order cut-off time for an order on a Business Day (the “Redemption Order Cut-Off Time”). The Redemption Order Cut-Off Time is 3:59:59 p.m. Eastern time on a trade date or as otherwise communicated by the Sponsor. A redemption order will be effective on the date it is received by the Transfer Agent (“Redemption Order Date”).
For a cash redemption, on the trade date for a Redemption Order (the “Redemption Trade Date”), following receipt of the Redemption Order from the Authorized Participant, the Trust shall instruct the Bitcoin Custodian to move the bitcoin in the amount of the Creation Basket Deposit out of the Trust’s account at the Bitcoin Custodian into the Trust’s Clearing Account. On the Redemption Trade Date, the Trust in its sole discretion, shall select a Liquidity Provider and execute a trade to sell the bitcoin in exchange for cash to be delivered on the settlement date for a Redemption Order (which shall be the Business Day immediately following the Redemption Trade Date unless the Trust, Sponsor, and Authorized Participant agree to a different date) (the “Redemption Settlement Date”). The Liquidity Providers as of the date of this Prospectus, that have agreed to serve as a Liquidity Provider and have consented to be named in this Prospectus are JSCT, LLC, Nonco LLC and Cumberland DRW LLC. Additional Liquidity Providers may be added at any time, subject to the Sponsor’s sole discretion. The Redemption Settlement Date shall be the immediately following Business Day after the Redemption Trade Date, unless the parties otherwise agree in writing. The Liquidity Provider, not the Authorized Participant, shall be responsible for purchasing bitcoin from the Trust. By placing a Redemption Order, an Authorized Participant agrees to facilitate the delivery of the Basket of Shares.
For an in-kind redemption transaction with the Trust, on the Redemption Trade Date, the Trust shall instruct the Bitcoin Custodian to deliver Bitcoin to the Authorized Participant or its designee on the Redemption Settlement Date. The Redemption Settlement Date, in the case of an in-kind redemption order, shall be the immediately following Business Day after the Redemption Trade Date, unless the parties otherwise agree in writing. The Authorized Participant, or its designee, shall be responsible for receiving bitcoin from the Trust in the case of an in-kind redemption order.
Once the Transfer Agent notifies the Bitcoin Custodian or Cash Custodian (as applicable), the Sponsor and the Administrator that the Shares have been received in the Trust’s DTC account, the Administrator shall instruct the Bitcoin Custodian or Cash Custodian (as applicable) to transfer the redemption bitcoin or cash amount from the Trust’s Bitcoin Custodian or Cash Custodian account to the Authorized Participant.
Bitcoin held in the Trust’s Bitcoin Custodian account is the property of the Trust and is not leased, or loaned under any circumstances.
The following supersedes and replaces the disclosure under the caption “CREATION AND REDEMPTION OF SHARES —Determination of Redemption Distribution” on page 91 of the Prospectus.
By 8:00 p.m. Eastern time (or such other time as the parties may agree) on the Redemption Trade Date, in the case of a cash Redemption Order, the Administrator will calculate the Required Cash Redemption Total that the Trust is responsible for delivering in cash on Redemption Settlement Date to the Authorized Participant’s designated bank account. The Required Cash Redemption Total consists of (1) Basket Cash Component, minus (2) the Cash Amount, and minus (3) any Redemption Slippage. The Trust acknowledges that, if the actual cash sale price realized from selling bitcoin to the Liquidity Provider is above the Basket Cash Component, the Authorized Participant shall be entitled to retain the difference and the Required Cash Redemption Total shall be increased accordingly.
By 8:00 p.m. Eastern time (or such other time as the parties may agree) on Redemption Trade Date, in the case of an in-kind Redemption Order, the Administrator will calculate the Creation Basket Deposit that the Trust is responsible for delivering in bitcoin on Redemption Settlement Date to the Authorized Participant’s or its designee’s account at the Bitcoin Custodian.
The following supersedes and replaces the disclosure under the caption “CREATION AND REDEMPTION OF SHARES —Delivery of Redemption Distribution” on page 91 of the Prospectus.
On the Redemption Settlement Date, in the case of a cash Redemption Order, the Liquidity Provider delivers cash to the Trust’s Fiat Account in exchange for bitcoin, as facilitated by the Bitcoin Custodian under the Clearing Agreement. Upon settlement of the bitcoin sale by the Trust to the Liquidity Provider and the receipt of the Liquidity Provider’s cash in the Trust’s Fiat Account, the Trust shall instruct the Bitcoin Custodian to transfer the cash to the Trust’s Cash Custodian account. The Trust shall then instruct the Transfer Agent to deliver the Authorized Participant’s Shares in the Creation Basket Deposit back to the Trust, in exchange for which the Trust shall instruct the Cash Custodian to transfer the Required Cash Redemption Total to the Authorized Participant’s designated bank account and the Redemption Order shall be settled. If the bitcoin sale transaction between the Trust and the Liquidity Provider fails to settle, the Authorized Participant shall have the option to cancel the Redemption Order, in which case the Trust will retain its bitcoin and the Authorized Participant will retain the associated Shares and will not receive any cash, or the Sponsor may use an alternative execution method for the Trust to sell bitcoin, in which case the Authorized Participant agrees and acknowledges it is responsible for any Redemption Slippage and Cash Amount relating to such alternative execution method. If the Trust’s DTC account has not been credited with all of the Creation Baskets to be redeemed by such time, the redemption distribution will also be delayed.
On the Redemption Settlement Date, in the case of an in-kind Redemption Order, the Trust shall instruct the Transfer Agent to deliver the Authorized Participant’s Shares in the Creation Basket Deposit back to the Trust, in exchange for which the Trust shall instruct the Bitcoin Custodian to transfer the bitcoin in the Creation Basket Deposit to the Authorized Participant’s or its designee’s account at the Bitcoin Custodian and the Redemption Order shall be settled. The Trust shall have no obligation to instruct the Bitcoin Custodian to transfer bitcoin to the Authorized Participant or its designee unless and until the Trust’s DTC account has been credited with all of the Shares relating to the Creation Baskets to be redeemed. If the bitcoin transfer between the Trust’s Bitcoin Custodian Account and the Authorized Participant’s or its designee’s Bitcoin Custodian account fails to settle, the Authorized Participant shall have the option to cancel the Redemption Order, in which case the Trust will retain its bitcoin and the Authorized Participant will retain the associated Shares and will not receive any bitcoin, or the Sponsor may use an alternative execution method for the Trust to sell bitcoin, in which case the Authorized Participant will receive cash, and the Authorized Participant agrees and acknowledges it is responsible for any Redemption Slippage and Cash Amount relating to such alternative execution method.